Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and the related Prospectus of Vision Marine Technologies Inc. (the “Company”) for the registration of its common stock and to the inclusion therein of our report dated November 23, 2022 with respect to the consolidated financial statements of the Company as of and for the two year years ended August 31, 2022 and August 31, 2021.

/s/ Ernst & Young LLP

Montreal, Canada

November 13, 2023